Exhibit 10.1

Press Release

FOR IMMEDIATE RELEASE

RiT RECEIVES REPEAT ORDER FROM POLAND’S TPSA
– Poland’s Largest Telco Extends Use of RiT Systems to
Support Nationwide ADSL Rollout –

Tel Aviv, Israel – January 18, 2006 – RiT Technologies (NASDAQ: RITT), the pioneer and world-leading provider of intelligent physical layer solutions, today announced that Telekomunikacja Polska S.A. (TPSA), Poland’s largest telecom operator, has placed an additional order for RiT’s PairView Pro™ local loop wire-line infrastructure management solution. The order was secured by ComputerLand SA, RiT’s distributor in Poland.

TPSA has been a satisfied RiT customer for five years. During 2000 – 2001, TPSA installed seven initial PairView™ systems to carry out an infrastructure database purification program, and in 2004 deployed an additional seven PairView Pro™ systems in the Warsaw region. TPSA is now upgrading its original PairView systems to enhance testing capabilities and speed and for testing and mapping the telco’s new digital services. In addition, TPSA is purchasing two new PairQ™ systems for pre-qualifying its network for DSL services and to support the expansion of its ADSL rollout.

“For five years we have depended on RiT’s PairView to give us end-to-end control of the local loop infrastructure,” said Krzysztof Kozlowski of TPSA. “By efficiently documenting the network infrastructure assets, it has helped us reduce our provisioning and maintenance costs significantly, delivering an extremely rapid ROI. With the latest PairQ technology, we will be able to begin performing wideband testing and to accurately predict ADSL service levels, a step that will improve our ability to supply digital services efficiently to a larger number of subscribers.”

“We are proud that TPSA, one of our first carrier customers, continues to expand its use of our advanced solutions,” said Doron Zinger, RiT’s President and CEO. “With so many carriers increasing their investment in existing access networks and planning their NGN migration, we have experienced a groundswell of PairView interest – both from existing customers like TPSA and new clients. We are currently working on more than 30 ‘live’ opportunities at different stages, and are developing the third generation of our PairView and PairQ products to support the pre-qualification and implementation of triple-play networks.”

As the industry’s leading physical infrastructure testing and asset management solution, RiT’s PairView and PairQ are essential for accurate provisioning and cost-effective maintenance of Carrier lines. Use of the system maximizes visibility and control of the last-mile infrastructure and mass-qualifies the entire local loop, improving a carrier’s ability to predict service performance and to efficiently provision xDSL services. Proven through hundreds of deployments, RiT’s systems deliver a fast ROI based on increased xDSL service coverage, reduced failed installations, maximized last-mile utilization and increased customer satisfaction.

About Telekomunikacja Polska (TPSA)
Telekomunikacja Polska, the leading provider of telephone services in Poland, is a leader in data transmission, satellite communications and Internet access in Poland, and provides services to approximately 11 million subscribers. TP is a member of the TELEKOMUNIKACJA POLSKA Group, which also includes PTK Centertel, the operator of the mobile network. The company forms part of the France Telecom worldwide telecom group. For more information please visit TPSA’s web site at www.tp.pl.

Press Release

About RiT Technologies
RiT is a leading provider of physical network infrastructure control and management solutions. Deployed in the networks of many of the world’s largest carriers and enterprises, its pioneering, fast-ROI products have proven their ability to simplify service deployment and provisioning, enhance troubleshooting accuracy, reduce infrastructure maintenance costs, enhance physical layer security and enable cost-effective service qualification and verification.

RiT is a member of the RAD group, a world leader in communications solutions. For more information, please visit our website: www.rittech.com

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate”, “forecast”, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described under the heading “Risk Factors” in our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 20-F, which may be revised or supplemented in subsequent reports filed with the SEC. These factors include, but are not limited to, the following: our ability to raise additional financing, if required; the continued development of market trends in directions that benefit our sales; our ability to maintain and grow our revenues; our dependence upon independent distributors, representatives and strategic partners; our ability to develop new products and enhance our existing products; the availability of third-party components used in our products; the economic condition of our customers; the impact of government regulation; and the economic and political situation in Israel. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

COMPANY	Simona Green
CONTACT:	VP Finance
+972-3-766-4249
simonag@rit.co.il